Exhibit 99.1

Language Line Holdings, Inc. Reports 2006 Third Quarter Financial Results

Monterey, CA (October 26, 2006) – Language Line Holdings, Inc. (“Holdings”) reported today financial results for the three months ended September 30, 2006. The company will issue another press release at a later date to announce the date and time of its quarterly conference call to discuss its results.

Three Months Ended September 30, 2006 and September 30, 2005

Revenues for the three months ended September 30, 2006 were $41.0 million as compared to $36.4 million for the three months ended September 30, 2005, an increase of $4.6 million or 13%. The majority of the increase in revenue was driven by a 20% increase in OPI billed minutes offset by a 6% decline in the average rate per billed minute.

Cost of services consists primarily of costs associated with interpretation services and customer support. Significant cost components include compensation of interpreters and telecommunication charges. For the three months ended September 30, 2006, cost of services were $14.3 million as compared to $12.2 million for the three months ended September 30, 2005, an increase of $2.1 million or 17%. This increase was primarily due to increased interpretation minutes.

For the three months ended September 30, 2006, other expenses were $29.0 million, compared with $28.0 million for the three months ended September 30, 2005. This increase was primarily driven by an increase in interest expense and an increase in selling, general and administrative expenses.

For the three months ended September 30, 2006, other income was $795K, representing a one-time final settlement of an escrow account established for potential indemnity obligations as part of the merger transaction with respect to the acquisition of Holdings on June 11, 2004.

The net loss for the three months ended September 30, 2006 was $1.2 million as compared to a net loss of $2.6 million for the three months ended September 30, 2005. This decrease in net loss was a result of the factors described above.

Nine Months Ended September 30, 2006 and September 30, 2005

Revenues for the nine months ended September 30, 2006 were $121.2 million as compared to $107.8 million for the nine months ended September 30, 2005, an increase of $13.4 million or 12%. The majority of the increase in revenue was driven by a 19% increase in OPI billed minutes offset by a 6% decline in the average rate per billed minute.

Cost of services consists primarily of costs associated with interpretation services and customer support. Significant cost components include compensation of interpreters and telecommunication charges. For the nine months ended September 30, 2006, cost of services were $42.6 million as compared to $36.5 million for the nine months ended September 30, 2005, an increase of $6.1 million or 17%. This increase was primarily due to increased interpretation minutes.

For the nine months ended September 30, 2006, other expenses were $89.3 million, compared with $85.0 million for the nine months ended September 30, 2005. This increase was primarily driven by an increase in interest expense and an increase in selling, general and administrative expenses.

For the nine months ended September 30, 2006, other income was $795K, representing a one-time final settlement of an escrow account established for potential indemnity obligations as part of the merger transaction with respect to the acquisition of Holdings on June 11, 2004.

The net loss for the nine months ended September 30, 2006 was $6.9 million as compared to a net loss of $9.0 million for the nine months ended September 30, 2005. This decrease in net loss was a result of the factors described above.

As of September 30, 2006 total debt outstanding was $476.9 million and cash balances were $25.6 million.

Note Regarding Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based upon current expectations and assumptions, and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “intends”, “expects”, “expected”, “anticipates” or variations of such words and similar expressions are intended to identify such forward-looking statements. This press release also includes financial information, of which, as of the date of this press release, the Company’s independent auditors have not completed their review. Key risks are described in Language Line, Inc. and Holding’s respective Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on April 12, 2006.

Contact:

Matthew T. Gibbs II

Chief Financial Officer

Language Line, Inc. and Language Line Holdings, Inc.

(831) 648-5836

LANGUAGE LINE HOLDINGS, INC. AND SUBSIDIARIES

(An Indirect Wholly-Owned Subsidiary of Language Line Holdings, LLC)

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and par value amounts)

(Unaudited)

	September 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$25,617	$13,991
Accounts receivable, net	23,903	22,329
Prepaid expenses and other current assets	2,232	2,681
Deferred taxes on income	1,073	621

Total current assets	52,825	39,622
Property and equipment, net	5,651	4,991
Goodwill	408,793	408,793
Intangible assets, net	377,048	403,056
Deferred financing costs, net	11,538	13,173
Other assets	319	96

Total assets	$856,174	$869,731

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,950	$1,208
Accrued interest	9,769	4,848
Accrued payroll and related benefits	1,783	817
Accrued cost of interpreters	968	1,288
Other accrued liabilities	2,406	1,786
Income taxes payable	2,644	2,341
Current portion of long-term debt	14,158	18,638

Total current liabilities	34,678	30,926
Long-term debt	225,813	236,431
Senior subordinated notes	161,619	161,315
Senior discount notes	75,354	67,996
Deferred taxes on income	151,929	159,643

Total liabilities	649,393	656,311

Stockholders’ equity:
Common stock, $.01 par value per share and 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in capital	227,061	228,015
Accumulated deficit	(20,280)	(13,343)
Deferred stock compensation	—	(1,252)

Total stockholders’ equity	206,781	213,420

Total liabilities and stockholders’ equity	$856,174	$869,731

LANGUAGE LINE HOLDINGS, INC. AND SUBSIDIARIES

(An Indirect Wholly-Owned Subsidiary of Language Line Holdings, LLC)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Three months ended September 30, 2006	Three months ended September 30, 2005	Nine months ended September 30, 2006	Nine months ended September 30, 2005
Revenues	$41,039	$36,362	$121,201	$107,786
Cost of services	14,332	12,243	42,575	36,547

Gross Margin	26,707	24,119	78,626	71,239
Other expenses:
Selling, general and administrative	7,067	5,603	21,364	18,685
Interest - net	13,701	12,607	40,139	36,914
Depreciation and amortization	8,249	9,797	27,826	29,427

Total other expenses	29,017	28,007	89,329	85,026

Other income:
Settlement	795	—	795	—

Loss before income taxes	(1,515)	(3,888)	(9,908)	(13,787)
Income tax benefit	(291)	(1,317)	(2,971)	(4,815)

Net loss	$(1,224)	$(2,571)	$(6,937)	$(8,972)